Exhibit 99.2

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

November 5, 2010

8:30 a.m. EST

Operator:	Good morning my name is (Amanda) and I will be you’re conference Operator today. At this time I would like to welcome everyone to the Fortress Third Quarter Earnings call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on you’re telephone keypad. If you would like to withdraw you’re question, press the pound key.

Thank you Ms Donohue, you may begin the conference.

Lilly Donohue:	Thanks (Amanda) and good morning everyone I’d like to welcome you all today November 5, to our Third Quarter Earnings call joining me today is Dan Mudd, our CEO, Dan Bass our Chief Financial Officer and we also have with us Wes Edens, Pete Briger and Stu Bohart.

I’d also like to point out that statements today which are not historical facts may be forward-looking statements. Our actual may differ materially from the estimates or expectations in any forward-looking statements. These statements represent the company’s beliefs regarding events that by their nature are uncertain and outside of the company’s control.

I would also encourage you to review our forward-looking statement disclaimer in our quarterly earnings release as well as a recommendation to review the risk factors that are contained in our annual and quarterly reports that are filed with the SEC.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Now I’d like to turn over to Dan Mudd.

Dan?

Dan Mudd:	Terrific thanks Lilly, good morning everybody thanks for joining us I think it was a very solid quarter we made a lot of progress really across Fortress. Financial results were strong and improved, the capital raising momentum continued from the second quarter, in the businesses the deal flow and the pipelines continue to build.

As you may have noted we announced steps to build out our global organization with the opening of an Asian hub in Singapore. And I think overall and probably most importantly the businesses continue to capitalize on investment opportunities that are really aligned with the greatest strengths at Fortress.

Performance was strong across the vast majority of the funds and that performance carried through into October. As one you know, one common indication nearly 100 percent of AUM for the main credit in macro hedge funds and did October above their high water marks.

Backdrop, I think the backdrop for the third quarter was really the continuation of a muted choppy kind of messy recovery. Uncertainty in the markets continued to drive risk aversion that kind of stifled growth particularly I think in the developed world. There are big challenges that are facing both public and private decision makers while we work through what’s really going to be not just the next several quarters but probably the next several years in terms of developing clarity on how policy and how regulatory prescriptions, and how investment themes are going to work their way out.

It seems to us unlikely that this pattern of kind of more moribund growth is going to achieve sufficient velocity to get, to get up to escape velocity and into a more robust recovery anytime next year.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

The upside if you sort of think about what are the upsides and all the investment themes the upside is at some level things don’t get any worse and a continuation of where things are the downside particularly with reflect, reflection on the QE II program that was just announced.

Consumers and CEOs remain kind of unconvinced and we backslide or double dip or trip backwards. But I think in most of the medium term and most likely scenarios what works well for us here is a continuation of the themes that have worked well over the past, the past many quarters.

The great liquidation continues and the investment strengths here at Fortress produce value for the firm and for the clients. I think that in that the third quarter really represents a more typical quarter for what we’ll see going forward which is our franchise well positioned to capitalized on these opportunities and to take advantage of them as the new kind of normal economy takes shape.

So today I’ll give you an overview and some perspective on our financial performance, talk about the key elements that drove that, Dan Bass will go into more details on the results, Wes, Pete are here, Novogratz and Levinson are upstairs as you know payrolls just came out, their focused on that and we welcome Stu to the call.

So financial results, pre-tax distributable earnings for the quarter were 78 million an increase of about 40 percent over the prior year on a year to date basis we recorded pre-tax DE of 247 million through the third quarter. That 247 through Q3 roughly doubles what we did in the first nine months of 2009.

The two key drivers are straight forward and I think pretty obvious, one management fees have continued to benefit from a growth in AUM and two the kind of second cylinder of the business incentive fees are beginning to reflect the strength in the performance of the funds. Incentive income of 75 million in the quarter equaled the total incentive income that we earned in ‘09.

Let me talk about investment performance for a second, that’s the key lever for changing the earnings dynamics in the business. Liquid markets first, we had strong absolute and relative performance in our macro funds. Those funds were invested consistent with the theme of low rates and low growth in the U.S. I think reinforced this week.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Positive rate in commodity trends in China and the emerging markets and a U.S. consumer that’s still very much undecided and on the sidelines. Third quarter returns 3.3 percent in the Fortress Macro Fund, pushed their AUM above high water marks. As of September 30, 96 percent of main macro fund investments were above high water marks. That compared to our last call in July where through the first half of the year we were at about 36 so 96 percent over high water was 36.

Performance strength continued in October, we closed the month with nearly, we closed the month in October subsequent to the quarter end nearly 100 percent of those investments above high water.

As you know a component of the macro business is our Fortress Commodities Fund, we were down 1.7 percent for the quarter and 3.1 percent through September 30. But terrific performance by that team in October up over 3 percent pushed about 90 percent of the commodities fund above high water marks as of October 31.

Moving to credit, strong performance that we talked about last quarter continued this quarter. The process that Pete has described as the great deleveraging, the great liquidation and the great litigation are continuing to kick off terrific special situation investment opportunities and most of these that we see require the kind of diligence and operational depth and ability to manage complexity that’s really a long suit in this business.

As you know while the predominance of the funds were in private equity type structures there were also hedge fund structures in our credit business. For those hedge funds the Drawbridge Special Opportunity main onshore and offshore funds were up over 6.7 and 8.4 percent respectively in the quarter. They were up 18.6 and 20 percent on the year through September 30, and 100 percent of the main fund investments were above high water marks at September 30.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

In the credit private equity funds net asset values surpluses increased to a billion nine as of September 30 up approximately 16 percent over Q2. Some progress made in the quarter just to mention a few in September we completed the acquisition of the European mortgage assets of ResCap, Residential capital GMAC subsidiary.

The related servicing platforms combined with the other Fortress owned servicers that we really own globally around the world gives us a very deep and unique insight into the resi-space throughout Europe and in other markets well. That we think will enable us to maximize the value of those assets in the funds.

Three, private equity as you know our private equity business has aggressively worked to term financing out, take costs out, access the capital markets with two IPOs just in the past week or so. Equally importantly I think for the market we know have control investment opportunities that are starting to merge and we’re positioned to invest.

In August, we announced the pending acquisition of an 80 percent interest in American General Finance. American General is a leading player and one of the few surviving players in a roughly three trillion dollar consumer finance market. Where many of the largest competitors have either shut down or downsized but the number of borrowers has roughly doubled over the course of the past four years. So I think we see pretty attractive supply and demand dynamics there.

In September, private equity together with the credit business completed the acquisition of CW Financial Services, CW Capital, as a reminder that business has a robust servicing origination and investment advisory platform and it’s the nations second largest specialty servicer of CMBS which puts us there in the front and center of a market that’s actually bigger than the consumer market at 3.4 trillion.

Estimated fair market value of fund investments improved by 3.4 percent over the second quarter, which contributed to a 5.4 year to date increase through September 30 and that momentum has continued as well into October.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Just for a bit of background and context on that trend, fair market value hit the low point in the first quarter of ‘09 and valuations have increased approximately 41 percent since that time.

Finally Logan Circle Partners our long only fixed income business has achieved solid investment returns through the three quarters of 2010 that brings their long term track record across multiple products, categories and environments pretty much into the top tier. Eight of the firms 13 product composites rank in the top quartile versus their peers for the one year rolling period and eight of the firms product composites are ranked in the top quartile for the five year period. Opportunities remain to invest and to build out that platform as we discussed in the past but we remain pretty conservative and selective there.

From the standpoint of capital raising and AUM growth, the third quarter was very solid, it was driven by the closing of two private equity style credit funds and continued momentum in liquid markets in Logan. Year to date capital raise was approximately 3.7 billion at September 30.

In October and the first days of November, we raised an additional 900 million of capital that brings the year to date new capital to over 4.6 billion so we’re pleased with that and like the momentum there.

A key driver of the third quarter and the year to date capital raise was the closing of the second credit opportunities funds in July. That fund and the related managed accounts closed at 2.6 billion and that number compared to the target of about two billion even that we set for that initially.

So again showing good interest in the credit products. Importantly I think we continue to raise capital across both investor types in terms of pensions, endowments, sovereign wealth and so forth. Increasingly across geographies with a historical strength in North America and Europe we’re seeing increasing relationships, discussions and investments in the Middle East, Asia and Japan of course has been a very strong story this year.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Year to date through the third quarter, over 35 percent of the funds raised came from international investors so I think more to come there. Capital raising momentum contributed to a six percent increase in AUM in the third quarter that increase is the largest organic gain in AUM in a single quarter since back in ‘07.

A couple of strategic items that I want to note, first we completed a new credit agreement that lowers our total debt obligation to 280 million today, again to give you some context there the 280 million today was 412 million a year ago. And is, was then coming down from a peak of 800 million back in the first and second quarters of 2008.

As before to comment on the dividend we’ve lowered our total debt obligation, that’s a step in the process, delivering sustainable incentive income which we’re starting to see now as well as looking at the overall market trends and conditions are the key inputs that the board will continue to consider in determining dividend actions.

Second on the strategic front with the opening of a key hub for both business development and investments in Singapore, we continue to execute against our plan for disciplined, measured global expansion of the platform.

Beginning in early 2011, Adam Levinson, who is the co-CIO of our flagship macro funds will lead our Asia specific macro trading activities from Singapore with an eye toward Asia specific funds in the future.

We’ve already got a significant risk on significant investments in and significant client relationships around Asia so having Adam there in the market will put us in a, I think in a very strong position to continue to operate and build that pull.

There are several reasons I think just as a way of background in terms of the Asia focus there, first and foremost is that there’s a compelling current as well as an emerging set of opportunities to invest in Asia and we think that the firms that have significant experience in the region and are on the ground with robust local operations will be best positioned.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

On this front there’s a track record there, we built a deeply experienced team of professionals in Tokyo and in June we closed our Japan opportunities fund at a cap, it hit its cap of 800 million dollars off the ground at a year that’s just a terrific story for building out a business.

The distressed opportunities that we see for investing in Japan not really a bet on overall direction and macro fundamentals in Japan but simply the fact that the pricing, the structure, the market and our ability to invest is very strong. We think some of those will emerge in the rest of Asia as time goes by.

Second, we’re confident that the needs of Asia’s largest and most sophisticated investors are aligned with the investment capabilities we’ve built. I just returned several weeks ago from investor conferences that we put on in Singapore and Tokyo and having met with a number of investors both East and West my conclusion was that our name is solid and there’s a good appetite for investment opportunities really across all of our businesses.

And third I think across the senior leadership of the business both people that have been here since the start as well as teams we’ve added along the way have terrific on the ground experience in the region including through the last cycle of stress and deleveraging in Asia and that experience is obviously important in terms of thinking about investing going forward.

So for the business in summary hedge funds above high water marks on top of terrific performance, credit strategies are in a sweet spot, the macro view in the hedge fund has been validated after what was really kind of a long hot beginning to the summer.

Private equity is investing in companies that have survived the meltdown and now see strong upside. Long only has got solid performance, our DE is up our debt is down and I think the companies well positioned to invest.

So with that let me hand it over to Dan Bass, for a little more detail on the financial performance.

Dan?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Dan Bass:	Thanks Dan, and good morning to everyone on the call. You’ve seen the details of our financial results but let me direct you to three main points. First concerning DE with pre-tax DE at 78 million dollars for the quarter year to date pre-tax DE is 247 million dollars, an increase of 122 million dollars over the previous year. Behind that substantial increase management fees were up seven percent year over year and we generated material incentive fees of 224 million dollars on a year to date basis.

Second in regard to margins the third quarter results reflected 191 million dollars of segment revenues and DE operating margin of 37 percent. This brings our year to date margin through September to 41 percent within our historical range of 40 to 50 percent. The slight decrease is due to year to date variable compensation true ups.

Finally, on incentive income it’s important to note that of the 75 million dollars of incentive income for the quarter fully 60 million dollars comes from the breaking through of our high water marks.

What’s this, what this means is that moving forward we will generally accrue 20 cents of revenue for every incremental dollar earned in these funds. Interestingly this quarter was the first time since 2007 that incentive income exceeded management fees from our liquid and credit hedge funds.

Moving onto the quarterly results from our business segments, our private equity business contributed 35 million dollars of DE for the quarter, an increase of five million dollars over the second quarter. Included in this result we recognize five million dollars of incentive income from further distributions from our Fund One.

Our liquid hedge fund business contributed 16 million dollars of DE for the quarter, up 15 million dollars from the second quarter. As mentioned previously strong performance in our Fortress Macro Fund allowed us to break through our high water marks and accrue 20 million dollars of incentive income during the quarter.

And also on our credit business it contributed 25 million dollars of DE for the quarter, there are two main reasons why this is down in the second quarter, first the prior quarter results included significant realization driven incentives from our credit private equity funds which is a very good thing.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

And second, the prior quarter also included the one time ten million dollar benefit from the release of the management fee reserve taken in our value recovery fund. Importantly, as Dan mentioned, performance in our specialty opportunities funds again remains strong in the quarter and allowed us to accrue 40 million dollars of incentive income in our credit hedge fund segment.

So all in all, a solid quarter across all of our business segments. And as to taxes, based on our current earnings profile our effective DE tax rate on a full year basis is still expected to be a percentage in the mid-teens.

Now let me turn to our balance sheet, at the end of the third quarter adjusted for capital movements our investment asset values were up four percent compared to the end of the second quarter. This change is primarily due to improved valuation in our private equity funds as Dan outlined in his talk and strong performance in our hedge funds.

And as it relates to our debt refinancing, post the additional pay down of debt in early October, our debt to EBITDA leverage ratio was less than one times on a pro-forma basis. That is an extremely healthy and low leverage ratio that reflects our continuing focus on lowering our overall debt.

Now let me shift to fund performance and AUM, two key drivers of our financial results. Since Dan already gave you plenty of detail on fund performance I’m going to focus my talk on AUM. As mentioned AUM ended the quarter at 44 billion dollars, up six percent from the second quarter.

It’s also important to note that in addition to the 44 billion we had a total of 3.2 billion dollars of dry powder at the end of the second, at the end of the third quarter. As you know dry powder becomes AUM in the future when it is called.

Looking at the changes in our AUM during the quarter in flows from new capital and increases in invested capital totaled 1.8 billion dollars. We also

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

saw a benefit of 1.2 billion dollars from the performance of our funds. Additionally, on the outflow side it’s important to note that this is the last quarter that the Global Macro SPV will have a negative impact on AUM.

Finally looking at the composition of our AUM at the end of the quarter, we had 32 billion dollars of alternative AUM and 12 billion dollars of traditional AUM which comes from our Logan Circle business. Significantly 81 percent or 26 billion dollars of the alternative AUM is long term locked up capital that provides a stable steady source of management fees. So all together a very positive story on the AUM front.

In summary, as I think about the quarter and how it fits with our business strategy I want to leave you with these three takeaways. Number one, our financial performance was strong and reflects a fundamental positive shift in our earnings profile. Number two, the momentum in AUM growth has continued and long term lockups should provide a stable source of management fees.

And finally, breaking through our high water marks gives us a good starting point for generating incentive income in the future.

Thank you, and let’s go to Q&A.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star one on you’re telephone keypad. We’ll pause for a just moment to compile the Q&A roster.

You’re first question is from Robert Lee with KBW.

Robert Lee:	Hello thanks good morning everyone. If it’s possible I’d like to drill down a little bit into the private equity business. You know could we — a couple things (you know) first could we get an update on kind of where you stand versus you know cost and invested capital? I mean I know you’ve had pretty good rebound in fair values there, but you know how far are you from being able to start to accrue some carry you know over or earn some carry over time.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Then also the dry powder in P.E. you know, I know you had, you see more opportunities but if memory serves me you know the dry powder in that business was fairly modest. You know so, you know is there another are you thinking about another fund or is it going to be mainly capital raising around specific investments? But if you can maybe just give us some color on that.

Wes Edens:	Sure this is Wes Edens, the first question you know with respect to you know promotable income from the private equity fund there are actually a number of the funds that are promotable now and both currently and in the near future we think you’re going to continue to see private equity promote as its generated from liquidation.

So we can’t predict exactly the timing or the nature of those but there are many, many funds so it’s not as simple as just one of the hedge funds to be given a figure about the relative position of the fund to its high water mark.

The overall you know kind of momentum behind the funds is extremely strong. We’ve had a very, very good year on both the management side as well as the investment side so I’m very optimistic about the prospects for this funds both currently and in the future so that’s a bit more of a general response than maybe you’d ask for but that’s where that stands.

With respect to the dry powder in the funds, we think of it in a couple ways. The most recent funds, Fund V is very close to being fully invested and in the ordinary course we expect to be back in the markets in the very near term raising capital and have a bunch of thoughts about that but our counsel is here and talk about prospective fund raising on calls like this so that is, that is certainly on the calendar and something we’re looking forward to being on the road shortly.

With respect to cash to invest, we actually have a fair amount of dry powder littered between the different investment funds and the companies themselves and the balance sheets we have you know billions of dollars of capital to be deployed and actually the companies are active and if you go down the line kind of company by company whether it’s the railroad companies, the gaming companies or the senior housing businesses or the mortgage services business

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

which has been a huge winner for us. There’s a lot of capital inside those businesses and they’re actually very, very active in investing in the markets so.

Robert Lee:	All right great and maybe just a kind of modeling question for Dan, you have the expansion into Singapore, other new business initiatives you know just anything we should be thinking about from you know an expense perspective, you know are we going to start seeing you know some, you know ramping expenses. Is part of it in the run rate already? And to what extent do you, now that you’re getting you know back above high water marks and you know business is more stable, is there you know are you seeing kind of beyond the normal you know compensation, are you seeing any extra kind of compensation pressures you know to retain staff as you know kind of markets heal?

Dan Mudd:	You said Dan so Dan Mudd will start and then Dan Bass can finish from there.

Robert Lee:	Yes I should have said the Dan’s but.

Dan Mudd:	Well OK and you were right and we were wrong, so I think we’re being very prudential about trying to keep our expense line you know in a level place. One of the outputs of that is you can see, you can see how consistent margins have been over a period of time.

You know throughout the period we’ve continued to make investments in teams and projects along the way and this is a continuation of that, as you, as you manage any company in the full course there are, there are when you’re adding costs you also look at areas that you can take out costs. Things that you don’t need to, that you don’t need to do anymore.

The second dynamic there I think is that one of the things that we will want to manage very carefully is one, for just to pick the Singapore example to have Adam make the transition and to be focused on continuing to manage his existing book. A lot of which already sits in Asia and he’s got a team that’s over there now matching that out with the opportunity to get on the ground and raise a fund there which is affectively the way to break even on the local costs and the move.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

So we’re managing both of those processes and are glad we’ve got you know Stu Bohart here to help support that whole effort. You know secondly I think as you know last year was a year in which there was a bit of a dearth of points in some of the funds and so we had the added advantages of a public company being able to use a little bit of restricted stock in order to keep people, keep people focused.

Probably we’ll do some of that, again this year but again we’ll do it in the overall context of keeping the margins and the expense lines you know on a continuing trend of continuing health.

Dan, I don’t know if you want to add a few.

Dan Bass:	Yes I don’t have much more to add I mean I think some of the, some of the Singapore and other niches some of that’s repositioning some resources that are already here in New York out to Asia. So I wouldn’t suspect you know major swings in the margins as Dan just to reiterate Dan’s point from that perspective.

Dan Mudd:	Thanks Robert.

Robert Lee:	Great, thanks for taking my questions guys.

Operator:	You’re next question is from Dan Fannon with Jefferies.

Dan Fannon:	Good morning, could you guys maybe give a breakdown of the, I think the number was 3.2 billion in dry powder as to where that’s housed within the different strategies?

Dan Bass:	Yes Dan, it’s in, in the press release about three billion of that is in the credit private equity business but when we talk about the three billion dollars, that is just the amount that’s going to be added to AUM its fee paying capital the actual amount that we have to spend whether its facilities or in the portfolio companies is north of six or seven billion dollars when you add it all up.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

So the three billion, the three billion and the 3.2 is just that which would be equity capital which we charge management fees on and then be added to AUM.

Dan Fannon:	OK that’s helpful, and then a couple other clarifications from numbers in the press release, the 267 million in net client flows, is that related to Logan? Or another different entity.

Dan Bass:	Yes we report Logan in the AUM table on a net client flow basis. And the capital raise number does not include Logan so it’s reported on a net basis consistent with the industry, the traditional industry.

Dan Fannon:	OK great, and then another just question here on the management fee side, within the liquid strategy management fees declined sequentially very modestly a million dollars quarter over quarter but asset levels were up. So just wondering if there’s anything going on with fees within that entity or within that segment?

Dan Bass:	No, I don’t think there’s any, it’s all immaterial. You know the fee rate might change just a teeny bit, no trends there.

Dan Fannon:	OK so as you look at the capital that’s coming in today I guess I’m more broadly speaking the fee kind of rates that are coming in are similar to what you’ve had historically?

Dan Mudd:	Yes, I think their hold, their holding in pretty similarly and in the conversation we had obviously I think what you read about in the press in terms of there’s just generally more comfort on incentive and promote than there is on base fees.

We, you know we feel that we have those discussions but I think when we go through, go through the diligence process and the negotiating process given some of the performance numbers that we’re talking about particularly around the credit business that tends to be the other side of that conversation.

Dan Fannon:	Great thank you.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Dan Mudd:	Yes.

Operator:	You’re next question is from Roger Freeman with Barclays.

Roger Freeman:	Hi good morning, I guess the first question, the operating expenses seem to tick up a decent amount, I guess particularly in credit I’m just wondering if there’s a reason for step up in costs. Is maybe like — and is there legal expenses or anything given some of the like you know Peter Cooper or anything like that that’s driving costs up?

Dan Bass:	No, most if not all of the up tick in operating expenses, Roger, is related to compensation you know just increases on the top line of revenues have also caused us to increase compensation. When we make late in the year compensation adjustments we take three you know we true them up on a year to date basis so in the quarter we had three quarters of that up tick in compensation when we adjust them.

That’s pretty much the drivers you know in that business.

Dan Mudd:	And that moves directly in line with changes in performance so those two things are you know, those two things are correlated and again to the earlier question about expenses you know are managed to you know the overall level of.

Roger Freeman:	Right. But just to be clear there so that would include you know incentives like bonus compensation outside of profit sharing.

Dan Bass:	Correct.

Roger Freeman:	You’re talking — OK and just kind of when you think about that true up I guess I’m wondering to some extent you know now that you know you’ve kind of gotten above high water marks and you know in general are in a much better position. Is there sort of more of a catch up in that you know folks have been maybe under compensated to some degree and you’re starting to catch them up?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

Dan Bass:	I mean I think as, I mean catch up is really an accounting term that we had in the quarter. From a overall perspective you know our — we’ve consistently managed our margins within a band and this is really you know we saw some outsides performance on the top line and that just caused some of this true up on the bottom line.

Roger Freeman:	Got it.

Pete Briger:	And Roger the other thing I would say just to be more specific about that, this is Pete Briger, is just you know we have a certain amount of high level folks who are partners in the funds and then we have you know a medium level of folks who are not partners in the funds.

And when those guys do a terrific job both on the realization side but also on the investing side you know they can be eligible for greater bonuses and so that’s what you’re seeing right now is you know we are in a very you know sort of good part of the investment cycle for what we do and so there’s been lots of activity and so those guys are going to get rewarded for that activity.

Roger Freeman:	Sure, and actually Pete, while you’re there the credit fund, the incentive income there was quite a step up can you just talk a little bit as to you know what drove this. Obviously spreads continue to come in but they kind of have all year, I mean is this more in mortgages or what was it?

Pete Briger:	Well you know there’s sort of two phenomenon, there’s you know sort of the return to normalcy after you know sort of financial markets dislocation which you know was . .. .

Roger Freeman:	Yes.

Pete Briger:	. . . very helpful to our credit businesses but now we’re in sort of the area of this cycle which suits us perhaps the best which is what I would call financial services garbage collection and so there have been quite a few realizations in that area as well.

So you know from my perspective I don’t think that there is you know any one thing certainly you know last year there was big contributions from you

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

know our mortgage positions in specific but more broadly across the credit spectrum now I think you know we’re just a more diversified business that’s contributing to you know those profits.

Roger Freeman:	OK, lastly has CW Financial brought any you know mortgage purchase opportunities in for you yet, in the credit funds?

Pete Briger:	You know I think from our perspective the way we would think about CW is it’s a investment that was made both in the private equity area and the credit area.

Roger Freeman:	Yes.

Pete Briger:	And you know I think with respect to giving out specific information about a private company we’d rather not.

Roger Freeman:	OK fair enough, all right thanks.

Dan Mudd:	Thank you.

Operator:	You’re next question is from Chris Kotowski with Oppenheimer & Company

Chris Kotowski:	Yes questions for Pete, and I guess you’ve talked about the great deleveraging, the great liquidation and the great litigation and just curious where can you flesh out those opportunities a bit and where and how do you think about putting money to work and if you think about those three categories?

Pete Briger:	Yes, well I could go on about this you know for hours but I’m just going to make this you know sort of quick. If you look to the two biggest financial assets liquidations of the last 100 years they’re basically the S&L bailout and the RTC liquidation and the Asia crisis.

Soup to nuts, the S&L bailout in terms of asset sales was roughly 250 billion in book value, when I say book value I mean outstanding principal balance and appraised value so the market value of that liquidation process was probably half that.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

If you look at the Asia crisis maybe slightly bigger, 300 to 325 billion in book value again outstanding principal balance and appraised value of assets sold, maybe the market value was similar, 50 cents on the dollar so if you, if you want to (inaudible) as possible you would characterize those two big financial asset liquidations as roughly 600 billion dollars of asset sales where the market value might have been half of that.

If you look at what is for sale right now out of regulated and non-regulated financial institutions around the world just actually what’s publicly for sale you know we get to a number that’s probably three times as large as that just with what’s currently available for sale and what’s coming in the future it seems to be a big supply demand imbalance.

So you know lots of the transactions that we’ve done over the last 18 months have been publicly announced and you can look at those you know announcements to see what we’ve been up to. But our pipeline and with respect to you know what I would call financial services garbage collection is as big as it has been in my career.

Chris Kotowski:	OK, and then in terms of the great litigation I’m curious obviously there have been some stepped up efforts by PIMCO and BlackRock and the New York Fed but how does a company like Fortress participate in that trade, you know I mean just given that sort of the financial service giants have you know billion dollar litigation expenses on a regular basis and your entire expense basis is you know 70, 80 million bucks a quarter.

How does a firm like Fortress succeed in that?

Pete Briger:	Well you put together a lot of different things, I’ll try to piece it apart. When you’re talking about PIMCO and BlackRock what I think you’re talking about primarily is all of the press that’s been out in the markets over mortgage modifications about foreclosure moratoria, about you know sort of government interference in the enforcement process.

And I would say and if you’re talking about the put back liability to the major banks and that’s certainly a part of the great litigation. It’s not currently one that we’re all focused on because mortgage prices have you know sort of gone

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

up to a level where we think they’re basically uninteresting from an opportunity perspective. So we leave that to the long only managers like PIMCO and BlackRock.

You know really not interesting. I think when we’re talking about the great liquidation we’re talking about the general complexity that exists in capital structures that were issued in the easy money environment. So the layering, the extreme layering of corporate leverage capital structures and structured financed capital structures and so when we think about the great liquidation it really has to do with the opportunities that exist in terms of creditor to creditor liquidation.

So we’re involved in lots and lots of distressed businesses all over the world and since you have capital structures where you can buy securities in very fine graduated layers there’s going to be lots of questions about who gets what in an enforcement process and a restructuring process.

So if you look at you know sort of capital structures at the time of Jesus Christ you have people who were out there with equity and you had money lenders and if you look at 2006 and 2007 you could have the capital structures with 50 or 60 different types of security all owned by different constituencies. Some who are well capitalized, some who are poorly capitalized and some in fact insolvent, some who have money to make protective advances, etcetera.

So what we find so exciting in the current market is that even very small assets have complicated capital structures and in fact if you were to use one word to describe the current, the current mess that we’re in or the current cycle that we’re in from all other sort of negative credit cycles I think the word that you would use to express the difference between this one and other ones is really the complexity.

And so complexity creates risk premium and risk premium is a significant factor that drives our business. I would also say that our emphasis, our area of emphasis is today has gone from the public credit markets to the private credit markets.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

There’s lots of money available in today’s world to go out and buy liquid securities that get marked by the brokerage and dealer community and traded on an active basis. If you think about it we went from you know the biggest easy money environment in the world to you know the greatest liquidity crisis of all of our lives.

And so today people remember that and so there’s lots of money out there that wants you know liquid homes, meaning that people can get their money anytime they need it and there’s not a lot of money out there to pursue illiquid credit opportunities when you’re not as certain as to when you’re going to get your money back.

So our focus is really in the areas where you can earn a significant illiquidity premium, a significant risk premium and from an investing standpoint we certainly like situations which create risk premiums. Sometimes government interference actually creates opportunities for us.

Chris Kotowski:	Just geographically, would you say U.S., Europe, Asia what’s the richest?

Pete Briger:	I would say all of the above with you know a special emphasis here in Fortress on Asia because you know many of the senior management teams here have lived and invested in Asia and certainly Adam Levinson moving out to Singapore, my own personal focus on Asia you know our business that is growing in Japan, Australia, Hong Kong.

But I would say you know that no opportunity set in the world is greater than the United States right now for what we do.

Chris Kotowski:	OK great, thank you very much.

Operator:	We’ve reached the end of you’re allotted time for questions, I’ll turn the call back over to Dan for any further remarks.

Dan Mudd:	Yes so thanks everybody for tuning in I mean I think if you look at the fundamentals of the business you know raising money and investing it well is the key. That turns on three cylinders around here, base fees, incentive income and balance sheet realization and we’re kind of one of them is definitely turned on the second is starting to turn on significantly and that produces for us a solid quarter.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

11-05-10/8:30 a.m. EST

Confirmation # 18392742

I think everything we see in the macro environment says that attenuation of the existing market conditions is going to continue. You know with 2008 was broken and 2009 was rebalancing, 2010 leaves an awful lot of work left to do in terms of regulation and stability under the market and a long term directionality, a layout of the players on the field.

That is all good for us so I look forward to talking to you and telling you the continuation of the story.

Thanks everybody.

Operator:	This concludes today’s conference call, you may now disconnect you’re line.

END